Exhibit 10.9

As of October 9, 2014

Paul J. Taubman

[Home Address]

Dear Paul:

This letter agreement (“Partner Agreement”) sets forth the standard terms and conditions of your role as a Partner (“Partner”) following the “Closing” (as defined below). Except as expressly provided below, the terms and conditions of this Partner Agreement shall be conditioned upon the consummation of the “Closing” as defined in the Transaction Agreement (the “Transaction Agreement”) dated as of the date hereof by and among (i) The Blackstone Group, L.P., a Delaware limited partnership (“Blackstone Group”), Blackstone Holdings I L.P., a Delaware limited partnership (“Holdings”), New Advisory GP L.L.C., a Delaware limited liability company and wholly-owned subsidiary of Holdings (“New GP” and collectively with Blackstone Group and Holdings, “Blackstone”), (ii) New Advisory L.P., a Delaware limited partnership wholly-owned by Holdings and certain of its Affiliates (as limited partners) and New GP (as general partner) (“New LP”), (iii) PJT Capital LP, a Delaware limited partnership (the “Partnership”), (iv) PJT Management, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), (v) Mr. Paul J. Taubman (“you” or the “Founder”) and (vi) the Persons who become “Seller Parties” thereunder. If the Transaction Agreement is terminated prior to the Closing, then no person shall have any obligation or rights under this Partner Agreement, except that you will be subject to the obligations set forth in the Partner Non-Competition and Non-Solicitation Agreement (and New LP and its affiliates will be entitled to enforce such obligations) if the Transaction Agreement is terminated by Blackstone prior to the Closing following your resignation of your employment or services with the Partnership. New LP shall cause the sole general partner of New LP (“Argon HoldCo”) to become a party to this Partner Agreement no later than the Closing. Terms specific to you shall be set forth in Schedule A hereto and all restrictive covenants are set forth in Schedule B hereto. “New LP Entities” means New LP and its current and future affiliates; provided that, following the Closing, “New LP Entities” shall exclude Blackstone and its affiliates. The limited liability company agreement, limited partnership agreement or other governing agreement of any New LP Entity in which you have a partnership, membership or other participation interest, in each case now or hereafter in existence and as amended and/or restated, is herein called such New LP Entity’s “Governing Agreement.”

New Advisory L.P.

345 Park Avenue

New York, NY 10154

212 583-5000

1. Title; Reporting; Key Responsibilities.

(a)	You will be Chairman and Chief Executive Officer of Argon HoldCo and Chairman, Chief Executive Officer and a Partner of New LP.

(b)	You will report to the person or body listed in Section (1) of Schedule A hereto.

(c)	You will have appropriate authority, duties and responsibilities attendant to your positions as Chairman and Chief Executive Officer of Argon HoldCo and Chairman, Chief Executive Officer and a Partner of New LP and any other duties commensurate with the positions of Chief Executive Officer of Argon HoldCo and New LP that may be reasonably assigned by Argon HoldCo’s Board of Directors (“the “Board”). Argon HoldCo will cause you to be nominated for election to the Board during the period of your service as Chief Executive Officer. In addition you shall serve as chairman of the nominating and governance committee of the Board for so long as such service is permitted under applicable listing rules and law. Thereafter, as Chairman of the Board, you shall select the chairman and other members of the nominating and governance committee of the Board for so long as such selection is permitted under applicable listing rules and law.

(d)	Your initial primary work location is listed in Section (3) of Schedule A hereto, although you are expected to travel frequently in connection with your responsibilities.

2. Annual Draw; Health and Related Benefits; Bonus.

(a) Except as otherwise provided herein, you will be paid such distributions and benefits as may be determined by New LP from time to time. You will receive an annual base salary of $1,000,000 through the third anniversary of the Closing and thereafter you will be entitled to a draw at the annual rate of $350,000 (prorated for any portion of a calendar year in which you are not a Partner), payable in equal monthly installments against your allocable share of the net pre-tax income of certain New LP Entities and your annual bonus compensation.

(b) You will receive health care insurance and other benefits related to such health care insurance comparable to those provided generally to all Partners. You hereby acknowledge that, as a Partner, you will be responsible for the payment of such insurance and other benefits. You also will receive all other benefits generally available to other Partners, including five weeks of annual vacation (prorated for any calendar year in which you are a Partner for less than the entire calendar year).

(c) During your service at New LP (in any capacity) and until the expiration of all transfer restrictions applicable to any limited partner interests or units you may hold of New LP (collectively the “New LP Units”), you agree (on behalf of yourself and any and all estate planning vehicles, partnerships or other legal entities controlled by or affiliated with you (“Affiliated Vehicles”)) that all New LP Units held by you and all such Affiliated Vehicles will only be held in an account at New LP’s equity plan administrator or otherwise administered by such administrator.

3. Equity Awards.

(a) Founder Units. In connection with the Closing and contingent on your continued services through the Closing, you will receive a number of unvested Founder Units in New LP containing the terms and conditions set forth in the Transaction Agreement and the Governing Agreement for New LP. The number of Founder Units allocated to you will be no fewer than the number of Founder Units required to be allocated to you pursuant to the Transaction Agreement.

(b) Founder Earn-Out Units. In connection with the Closing and contingent on your continued services through the Closing, you will receive a number of unvested Founder Earn-Out Units in New LP containing the terms and conditions set forth in the Transaction Agreement and the Governing Agreement for New LP. The number of Founder Earn-Out Units allocated to you will be no fewer than the number of Founder Earn-Out Units required to be allocated to you pursuant to the Transaction Agreement.

(c) Termination of Service. Notwithstanding anything to the contrary in the Transaction Agreement or otherwise, in the event that your service to New LP or Argon HoldCo is terminated for any reason other than your resignation of service without Good Reason or your termination of service by New LP or Argon HoldCo for Cause, then, subject to Section IV.B. of the Non-Competition Agreement (x) all of your then unvested Founder Units and Founder Earn-Out Units will remain outstanding and eligible to vest notwithstanding such termination of service as provided in clause (y) and clause (z) below, (y) the unvested stock price performance-based Founder Earn-Out Units will fully vest only upon the satisfaction of the applicable stock price performance conditions and will time vest on their regularly scheduled vesting dates during the period that you are bound by the non-competition, non-solicitation or non-interference covenants set forth in Sections I.A., I.B. and I.C. of the Non-Competition Agreement (the “Restriction Period”) (with full time vesting at the end of such Restriction Period or the date of your death, if earlier, notwithstanding such termination of service) and (z) all of your then unvested Founder Units shall vest on their regularly scheduled vesting dates during Restriction Period and all such Founder Units shall fully vest upon the expiration of the Restriction Period or the date of your death, if earlier, notwithstanding such termination of service. For purposes of this Partner Agreement “Cause” has the meaning set forth in Section 5(b) hereof and “Good Reason” means the occurrence of any of the following events without your written consent: (i) a material adverse change in your titles, positions, authority, duties or responsibilities, (ii) the assignment to you of any duties materially inconsistent with your positions, (iii) a reduction of your salary, (iv) the relocation of your principal place of employment to anywhere other than New LP’s principal office, (v) a material breach by New LP or its affiliates of this Agreement or any other material agreement with New LP or its affiliates, (vi) the failure of Argon HoldCo to nominate you or your failure to be elected to the Board (other than as a result of your voluntary resignation) or your removal as a member of the Board by Argon HoldCo (other than for Cause) (vii) the hiring or firing of any executive officer, or (viii) the failure by New LP to obtain written assumption of this Partner Agreement by a purchaser or successor of New LP; provided, that, you must provide a notice of termination to New LP within 60 days of the occurrence of the event constituting Good Reason, and in the event you provide notice of Good Reason, New LP will have the opportunity to cure such event constituting Good Reason within 30 days of receiving such notice. For the avoidance of doubt, except as may otherwise be provided pursuant to the terms of such awards, no equity-based awards other than Founder Units and Founder Earn-Out Units will be subject to the foregoing provisions.

(d) Termination of Service Following Board Change of Control. Notwithstanding anything to the contrary in the Transaction Agreement or otherwise, in the event that your service to New LP or Argon HoldCo is terminated for any reason other than your death, your resignation of service without “Board Change Good Reason” (as defined below) or your termination of service by New LP or Argon HoldCo for Cause, in each case, within 24 months following a “Board Change of Control” (as defined below), then all of your then unvested Founder Units and unvested Founder Earn-Out Units shall become fully vested immediately upon such termination without regard to any failure to satisfy any applicable service or performance vesting conditions. For the avoidance of doubt, except as may otherwise be provided pursuant to the terms of such awards, no equity-based awards other than Founder Units and Founder Earn-Out Units will be subject to the foregoing provision. For purposes of this Partner Agreement, “Board Change of Control” means a majority of the members of the Board ceasing to be Continuing Directors and “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Argon HoldCo who: (i) was a member of such Board of Directors immediately following the Closing; or (ii) was nominated for election or elected or appointed to the Board with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination, election or appointment, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board. Further, for purposes of this Partner Agreement, “Board Change Good Reason” means the occurrence of any of the following events without your written consent: (i) a material adverse change in your titles, positions, authority, duties or responsibilities, (ii) the assignment to you of any duties materially inconsistent with your positions, (iii) a reduction of your salary, (iv) the relocation of your principal place of employment to anywhere other than New LP’s principal office, (v) a breach by New LP or its affiliates of this Agreement or any other material agreement with New LP or its affiliates, (vi) the failure of Argon HoldCo to nominate you or your failure to be elected to the Board (other than as a result of your voluntary resignation) or your removal as a member of the Board by Argon HoldCo (other than for Cause), (vii) the failure by New LP to obtain written assumption of this Partner Agreement by a purchaser or successor of New LP, (viii) Argon HoldCo or any of its affiliates effecting a material disposition, acquisition or other business combination, (ix) Argon HoldCo or any of its affiliates entering into a new significant business line or discontinuing a significant existing business line, (x) the hiring or firing of any executive officer, or (xi) Argon HoldCo or any of its affiliates making any material compensation decisions with respect to partners or employees other than yourself (including without limitation, the size, amounts, allocations and terms and conditions of bonus pools and other incentive compensation, equity plans and awards and equity-based plans and awards) or Argon HoldCo or any of its affiliates failing to implement any material compensation decision made by you with respect to partners or employees; provided, that, you must provide a notice of termination to New LP within 120 days of the occurrence of the event constituting Good Reason, and in the event you provide notice of Good Reason, New LP will have the opportunity to cure such event constituting Good Reason within 10 days of receiving such notice.

4. Compliance; Restrictive Covenants.

(a) You acknowledge and agree that you will be subject to all applicable provisions of the New LP compliance policies that apply to Partners generally.

(b) You acknowledge that you have executed the Partner Non-Competition and Non-Solicitation Agreement, attached hereto as Schedule B (the “Non-Competition Agreement”), and agree that the terms thereof are incorporated herein by reference.

(c) Except as otherwise provided herein, you acknowledge and agree that becoming a party to this Partner Agreement does not afford you any rights with respect to the management and/or operation of New LP.

5. Termination; Resignation.

(a) You acknowledge and agree that New LP may terminate your service at any time for any reason, or for no reason at all with or without Cause; provided, however, that New LP shall provide you with written notice at least ninety days prior to the date of the termination of your service during which New LP may elect to place you on paid leave for all or part of such ninety-day period. During such ninety-day period (whether or not you are put on paid leave), you shall continue to receive your salary, base draw and benefits, subject to applicable law and the payment of benefits-related premiums, but shall not receive or participate in any profit sharing or bonus arrangements or continue to vest in any equity or other incentive awards, other than as provided in Section 3(c) above or pursuant to the terms of such awards.

(b) Notwithstanding the foregoing, you acknowledge and agree that New LP may terminate your services hereunder for Cause and such termination shall be effective immediately, subject to the cure rights described below. For purposes of this Partner

Agreement, “Cause” means the occurrence or existence of any of the following: (i) any willful act of fraud, misappropriation, or embezzlement by you against New LP that has a material adverse effect on the business of New LP; (ii) your being convicted (on the basis of a trial or by an accepted plea of guilty or nolo contendere) of a felony or (iii) an un-appealable final determination by a court of competent jurisdiction or by a regulatory body having authority with respect to securities laws, rules or regulations of the securities industry, that you have individually violated any applicable securities laws or any rules or regulations thereunder, if such final determination (A) bars you from employment in the securities industry or (B) renders you unable to substantially perform your duties to New LP; provided, that, New LP must provide a notice of termination to you within 60 days of the occurrence of the event constituting Cause, and in the event New LP provides notice of Cause, other than with respect to clause (ii) above, you will have the opportunity to cure such event constituting Cause within 30 days of receiving such notice. For purposes of this Partner Agreement, no act, or failure to act, on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of New LP. Your termination of service shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding you) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that you are guilty of the conduct described in clause (i) or (ii) or that you are unable to substantially perform your duties to New LP under clause (iii)(B) above.

(c) You agree to provide New LP with written notice of your intention to terminate your service with New LP at least ninety days prior to the date of such termination (the “Notice Period”). Written notice pursuant to this Section 5(c) shall be provided to either of the Chief Operating Officer of New LP. During the Notice Period, you shall perform any and all duties as directed by New LP, in its sole discretion. New LP, in its sole discretion, may waive all or any portion of the Notice Period, in which case the Garden Leave Period (as defined below) shall commence on the day following the conclusion of the Notice Period as so revised.

(d) At New LP’s sole discretion, you may be placed on garden leave status for a period commencing on the day following the conclusion of the Notice Period and continuing for ninety days thereafter (the “Garden Leave Period”). During the Garden Leave Period, you shall continue to receive your salary, base draw and benefits, subject to the payment of related premiums, but shall not receive or participate in any profit sharing or bonus arrangements or continue to vest in any equity awards, other than as provided in Section 3(c) above or pursuant to the terms of such awards. During the Garden Leave Period, you shall not be required to carry out any duties for or on behalf of New LP. You agree that you will not enter into any employment or other business relationship prior to the conclusion of the Garden Leave Period. New LP, in its sole discretion, may waive all or any portion of the Garden Leave Period. If the Garden Leave Period is waived in its entirety, your termination shall become effective as of the end of the Notice Period; if the Garden Leave Period is waived in part, your termination shall become effective at the end of the so modified Garden Leave Period.

(e) The provisions of Sections 5(c) and 5(d) shall not be applicable in instances in which your service with New LP is terminated by New LP with or without Cause or you resign with Good Reason or Board Change Good Reason.

6. Representations, Warranties and Covenants.

(a) You represent and warrant, as of the date hereof and as of the Closing, as follows:

(i) This Partner Agreement, the Governing Agreements and the other agreements (other than the Transaction Agreement and related agreements) between you or any of your affiliates, on the one hand, and New LP, on the other (such Governing Agreements and such other agreements being herein collectively called the “Other Business Agreements”), constitute valid and binding obligations of you and your affiliates, enforceable against you or any of your affiliates in accordance with the terms of this Partner Agreement and the Other Business Agreements, as applicable.

(ii) Other than (x) general obligations to maintain confidentiality consistent with your fiduciary and other executive duties, (y) in respect of any other agreement a copy of which you have provided to New LP or any with the Partnership or its affiliates, and (z) any obligations to maintain confidentiality specified in any Employer-affiliated Entity’s employment agreements, you are not subject to:

1. any restrictive covenants, including, without limitation, relating to competition, solicitation or confidentiality, arising from any agreement, oral, written or otherwise, between you and any Other Person (as defined below); or

2. any agreement, oral, written or otherwise, between you and any Other Person, or any common law, statutory or fiduciary duty owed to any Other Person, that will in any way (I) materially compromise, limit or restrict your ability to perform your duties commencing as of Closing on behalf of all New LP Entities pursuant to this Partner Agreement or any Other Business Agreement, (II) purport to bind contractually or otherwise any of the New LP Entities, or (III) subject any New LP Entity (or any partner, member, affiliate, officer or employee of any of the foregoing) to any liability of any kind or to any claim by any Other Person.

“Other Person” means any corporation, partnership, limited liability company, sole proprietorship or other person, entity or association (other than a New LP Entity), including, without limitation, any Employer-affiliated Entity (as defined below). “Employer-affiliated

Entity” means, collectively, any Past or Present Employer (as defined below) and any corporation, partnership, limited liability company, sole proprietorship or other person, entity or association that is an affiliate, subsidiary, predecessor or successor of any Past or Present Employer. “Past or Present Employer” means any corporation, partnership, limited liability company, sole proprietorship or other person, entity or association with which you have or have had any employment, partnership, limited liability company, consulting or similar business relationship or of which you are or have been an officer or director.

(iii) None of (A) the execution, delivery and performance of this Partner Agreement or any of the Other Business Agreements, (B) the consummation of the transactions contemplated hereby or thereby or (C) compliance by you with any of the provisions hereof or thereof will (x) (I) violate or conflict with, or result in a breach of, or default under, any restrictive covenants of any Employer-affiliated Entity’s employment agreements, employee handbooks, benefit plans and similar instruments to which you are or were subject directly prohibiting competition with such Employer-affiliated Entity, solicitation of its clients or solicitation and/or hiring of its employees (collectively referred to herein as “Employer-affiliated Entity Restrictive Provisions”), to which you are a party, or by which you or any of your properties or assets may be bound or affected (including, without limitation, any agreement with, or any common law, statutory or fiduciary duty owed to, any Employer-affiliated Entity), or (II) subject any New LP Entity (or any partner, member, affiliate, officer or employee of any of the forgoing) to any liability of any kind or to any claim by any Other Person; (y) result in a violation of any law, statute, rule, regulation, order, writ, injunction or decree applicable to you or to your properties or assets; or (z) require any consent or approval by, or any notification of, or filing with, any person (including any Employer-affiliated Entity, governmental body or self-regulatory organization).

(iv) There are no actions, suits, governmental or self-regulatory investigations, claims or other legal proceedings pending or, to your knowledge, threatened against you.

(v) To your knowledge, you have all of the proper and necessary licenses (regulatory or otherwise) to conduct your business activities contemplated by this Partner Agreement.

(b) You covenant and agree that you will at all times (i) perform your obligations under this Partner Agreement and the Other Business Agreements in a manner consistent with: (I) your obligations under all other agreements to which you are a party, or by which you or any of your properties or assets may be bound or affected (including, without limitation, any agreement with any Employer-affiliated Entity), and (II) any other legal obligations or duties to any Other Person (including without limitation, any common law, statutory or fiduciary duties owed to any Other Person), (ii) act in good faith in a manner that you reasonably believe to be in New LP’s best interests; and (iii) remain in full compliance with all Employer-Affiliated Entity Restrictive Provisions to which you are subject.

(c) New LP represents and warrants that the Partner Agreement and Other Business Agreements constitute valid and binding obligations of New LP and its affiliates, enforceable against New LP and its affiliates in accordance with the terms thereof.

7. Arbitration; Venue. Any dispute, controversy or claim between you and New LP, or any of its respective members, partners, officers, employees or agents, arising out of or concerning the provisions of this Partner Agreement, your service with New LP or otherwise concerning any rights, obligations or other aspects of your relationship with New LP, shall be finally resolved in accordance with the provisions of Section VII of the Non-Competition Agreement. Without limiting the foregoing, you acknowledge that a violation on your part of this Partner Agreement would cause irreparable damage to New LP. Accordingly, you agree that New LP will be entitled to injunctive relief for any actual or threatened violation of this Partner Agreement in addition to any other remedies it may have.

8. Confidentiality. You agree not to disclose to or discuss with any person (including any partner or employee of New LP), other than New LP’s Chief Executive Officer, Chief Financial Officer or General Counsel, members of New LP’s financial, human resources, legal, tax and accounting staff who participate in the preparation or ongoing administration of this Partner Agreement, and other persons designated by New LP’s Chief Executive Officer or Chief Financial Officer, any information relating to the contents or subject matter of this Partner Agreement or of any Governing Agreement that may be furnished to you in connection herewith, except (i) to the extent reasonably necessary or appropriate to perform your duties and responsibilities hereunder, including, without limitation, furthering the interests of New LP and/or developing new business for New LP (provided, that information relating to the economic terms and conditions of this Partner Agreement will not be so used by you without the prior consent of New LP’s Chief Executive Officer or Chief Financial Officer), (ii) to the extent reasonably necessary to enforce your rights hereunder, (iii) to the extent already disclosed by New LP or its affiliates in any publicly available filings with the Securities and Exchange Commission, (iv) with the prior written consent of New LP’s Chief Executive Officer or Chief Financial Officer, (v) as required by law, regulation or legal process or by any regulatory or self-regulatory organization having jurisdiction, and (vi) that the contents of this Partner Agreement may be disclosed to your counsel, spouse and/or tax, accounting and financial advisors; provided, that you undertake that such counsel, spouse and tax, accounting and financial advisors will comply with the restrictions set forth in this Section 8. Without limiting the generality of the foregoing, only the terms of the restrictions referred to in Section I of the Non-Competition Agreement may be disclosed to any prospective future employers upon request in connection with your application for employment. The foregoing exceptions to the confidentiality provisions of this Section 8 also shall apply to the confidentiality provisions of Section II.A of the Non-Competition Agreement.

9. Successors and Assigns. This Partner Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective predecessors, successors, assigns, heirs, executors, administrators and personal representatives, and each of them, whether so expressed or not, and to the extent provided herein, the affiliates of the parties and New LP (and, moreover, New LP may assign this Partner Agreement to any person or entity that holds or acquires all of substantially all of the business in which you are then assigned). This Partner Agreement is not assignable by you without the prior written consent of New LP, and any attempted assignment of this Partner Agreement, without such prior written consent, shall be void.

10. Entire Agreement. This Partner Agreement (including the schedules hereto, which are incorporated herein by reference and made a part hereof), embodies the complete agreement and understanding between the parties (or between you and the Partnership or any of its affiliates or agents) with respect to the subject matter hereof and thereof and supersedes and terminates any prior understandings, agreements, schedules, analyses or representations, written or oral, which may have related to the subject matter hereof or thereof in any way.

11. No Implied Duty. Except for your annual salary, neither the New LP Entities nor any of their members, partners or affiliates will be under any duty, express or implied, of any kind or nature whatsoever (including, without limitation, any implied duty of good faith and fair dealing) to have revenues, earnings, income or carried interest distributions of any particular amount or at any particular level such that you will be entitled to compensation, earnings, income or distributions of any particular amount, to cause any amount to be available for distribution to any person, or to distribute any amount to any person, or to maintain your profit sharing percentage at, or raise your profit sharing percentage to, any level, or to retain you as a member or partner of any New LP Entity for any period of time or through any particular date that may be necessary to entitle you to receive any amount.

12. Headings. The section headings in this Partner Agreement are for convenience of reference only and shall in no event affect the meaning or interpretation of this Partner Agreement.

13. Modification or Waiver in Writing. This Partner Agreement may not be modified or amended except by a writing signed by each of the parties hereto. No waiver of this Partner Agreement or of any promises, obligations or conditions contained herein shall be valid unless in writing and signed by the party against whom such waiver is to be enforced. No delay on the part of any person in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any person of any such right, remedy or power, nor any single or partial exercise of any such right, remedy or power, preclude any further exercise thereof or the exercise of any other right, remedy or power.

14. New LP Partnership Agreement. This Partner Agreement shall be treated as part of the New LP Partnership Agreement for purposes of Section 761(c) of the Internal Revenue Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations. Unless otherwise determined by New LP, (a) the amounts payable hereunder shall be paid to you in your capacity as a member or partner of one or more applicable New LP Entities and shall be appropriately reflected on your IRS Schedule(s) K-1 and (b) the parties do not intend to create an employer-employee relationship hereby and no amounts payable hereunder shall be treated as compensation paid to an employee for tax purposes. You covenant and agree that you will pay all U.S. federal, state, local and foreign taxes on the amounts payable hereunder that are required by law to be paid by you.

15. Governing Law. This Partner Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

16. Counterparts. This Partner Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

17. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or via facsimile to the parties at their respective address (or at such other address for a party as shall be specified by notice) as follows:

If to New LP:

New LP

345 Park Avenue

New York, N.Y. 10154

Attention: Chief Operating Officer

If to the Partner:

As set forth in Section 4 of Schedule A attached hereto.

WHEREOF, the parties hereto have duly executed this Partner Agreement as of the date first above written.

NEW ADVISORY L.P.

By:	NEW ADVISORY GP L.L.C., its general partner
	By:	Blackstone Holdings I L.P., as sole member
	By:	Blackstone Holdings I/II GP Inc., as general partner

		By:	/s/ Laurence A. Tosi
Name: Laurence A. Tosi
Title: Chief Financial Officer

By:	/s/ Paul J. Taubman
(Please sign above)

Print Name: Paul J. Taubman

Index of Exhibits

Schedule A	Additional Terms for Partner Agreement

Schedule B	Partner Non-Competition and Non-Solicitation Agreement

Schedule A

ADDITIONAL TERMS FOR PARTNER AGREEMENT

Name of Partner:	Paul J. Taubman

(1) Reporting:	You will report solely to the Board.

(2) Title and Key Responsibilities:	Your title shall be Chairman and Chief Executive Officer of Argon HoldCo and Chairman, Chief Executive Officer and Partner of New LP.

(3) Location:	New LP’s New York office, subject to necessary travel in connection with the performance of your responsibilities.

(4) Contact Information:	Paul J. Taubman [Home Address]

A-1

Schedule B

Partner Non-Competition and Non-Solicitation Agreement

This Partner Non-Competition and Non-Solicitation Agreement, dated as of October 9, 2014 (the “Non-Competition Agreement”), between New Advisory L.P., a Delaware limited partnership (together with its subsidiaries and affiliated entities, “New LP”) and the partner set forth on the signature page hereto (the “Partner”).

WHEREAS,

(a) The Blackstone Group L.P., a Delaware limited partnership (“Blackstone”) is effecting, through New LP, an acquisition (the “Acquisition”) of PJT Capital LP, a Delaware limited partnership (the “Partnership”);

(b) The Partner acknowledges and agrees that it owns, or will own, equity interests in the Partnership and, as a result, will materially benefit from the occurrence of the Acquisition;

(c) The Partner acknowledges and agrees that it is essential to the success of New LP that New LP be protected by non-competition and non-solicitation agreements that will be entered into by such Partner and other Partners of New LP;

(d) The Partner acknowledges and agrees that New LP would suffer significant and irreparable harm from such Partner competing with New LP;

(e) The Partner acknowledges and agrees that in the course of such Partner’s service with New LP, such Partner has been and will be provided with Confidential Information (as hereinafter defined) of New LP, and has been and will be provided with the opportunity to develop relationships with investors and clients, prospective investors and clients, employees and other agents of New LP, and such Partner further acknowledges that such Confidential Information and relationships are extremely valuable assets in which New LP has invested and will continue to invest substantial time, effort and expense; and

(f) The Partner acknowledges and agrees that New LP, in connection with its acquisition of the Partnership, has paid good and valuable consideration for the goodwill of the Partnership and its affiliates and that the Partner has received a portion of such good and valuable consideration;

NOW, THEREFORE, for good and valuable consideration, the Partner and New LP hereby covenant and agree to the following restrictions which such Partner acknowledges and agrees are reasonable and necessary to protect the legitimate business interests of New LP and which will not unnecessarily or unreasonably restrict such Partner’s professional opportunities should his or her service with New LP terminate:

I. Non-Competition and Non-Solicitation Covenants

A. Non-Competition. The Partner shall not, directly or indirectly, during such Partner’s service with New LP, and for a period ending on the later of (x) two and one half years following the “Closing” (as defined in the Partner Agreement) and (y) one year following (i) the termination by New LP of such Partner’s service pursuant to Sections 5(a) or 5(b) of the Partner Agreement, or (ii) the commencement of such Partner’s Garden Leave Period pursuant to Section 5(d) of the Partner Agreement, associate (including, but not limited to, association as a sole proprietor, owner, employer, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise) with any Competitive Business or any of the affiliates, related entities, successors or assigns of any Competitive Business; provided, however, that with respect to the equity of any Competitive Business which is or becomes publicly traded, such Partner’s ownership as a passive investor of less than 3% of the outstanding publicly traded stock of a Competitive Business shall not be deemed a violation of this Non-Competition Agreement; provided further that if such Partner’s service with New LP is terminated without Cause by New LP or the Partner resigns with Good Reason, then the foregoing period of time will be reduced to (x) 120 days and (y) 90 days rather than (x) two and one half years and (y) one year. For purposes of this Non-Competition Agreement, “Competitive Business” means any business, in any geographical or market area where New LP conducts business or provides products or services, that competes with the business of New LP, including any business in which New LP engaged during the term of such Partner’s service and any business that New LP was actively considering conducting at the time of such Partner’s termination of service and of which such Partner has, or reasonably should have, knowledge.

B. Non-Solicitation of Clients/Investors. The Partner shall not, directly or indirectly, during such Partner’s service with New LP, and for a period ending on the later of (x) two and one half years following the Closing and (y) two years following (i) the termination by New LP of such Partner’s service pursuant to Sections 5(a) or 5(b) of the Partner Agreement, or (ii) the commencement of such Partner’s Garden Leave Period pursuant to Section 5(d) of the Partner Agreement, (a) solicit, or assist any other individual, person, firm or other entity in soliciting, the business of any Client or Prospective Client for or on behalf of an existing or prospective Competitive Business; (b) perform, provide or assist any other individual, person, firm or other entity in performing or providing, services similar to those provided by New LP, for any Client or Prospective Client; or (c) impede or otherwise interfere with or damage (or attempt to impede or otherwise interfere with or damage) any business relationship and/or agreement between New LP and a Client or Prospective Client.

1. For purposes of this Non-Competition Agreement, “Client” shall mean any person, firm, corporation or other organization whatsoever for whom New LP provided services with respect to whom the Partner, individuals reporting to such Partner or individuals over whom such Partner had direct or indirect responsibility, had personal contact or dealings on New LP’s behalf during the three-year period immediately preceding such Partner’s termination of service. “Prospective Client” shall mean any person, firm, corporation or other organization whatsoever with whom New LP has had any negotiations or discussions regarding the possible engagement of business or the performance of business services within the eighteen months preceding such Partner’s termination of service with New LP with respect to whom such Partner had personal contact or dealing on New LP’s behalf during such eighteen-month period.

2. For purposes of this Section I.B., “solicit” means to have any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any individual, person, firm or other entity, in any manner, to take or refrain from taking any action.

C. Non-Solicitation of Employees/Consultants. The Partner shall not, directly or indirectly, during such Partner’s service with New LP, and for a period ending on the later of (x) two and one half years following the Closing and (y) two years following (i) the termination by New LP of such Partner’s service pursuant to Sections 5(a) or 5(b) of the Partner Agreement or (ii) the commencement of such Partner’s Garden Leave Period pursuant to Section 5(d) of the Partner Agreement, solicit, employ, engage or retain, or assist any other individual, person, firm or other entity in soliciting, employing, engaging or retaining, (a) any employee or other agent of New LP, including, without limitation, any former employee or other agent of New LP who ceased working for New LP within the twelve-month period immediately preceding or following the date on which such Partner’s service with New LP terminated, (b) prior to the second anniversary of the Closing, any employee or other agent of Blackstone and its affiliates, including, without limitation, any former employee or other agent of Blackstone and its affiliates who ceased working for Blackstone and its affiliates within the twelve-month period prior to such solicitation, or (c) any consultant or senior adviser that such Partner knows is under contract with New LP. For purposes of this Section I.C., “solicit” means to have any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to terminate their employment or business relationship with New LP (or, as applicable, Blackstone and its affiliates), or recommending or suggesting (including by identifying a person or entity to a third party) that a third party take any of the foregoing actions.

D. Waiver of Garden Leave Period. In the event that New LP waives all of the Partner’s Garden Leave Period pursuant to Section 5(d) of the Partner Agreement, the restrictive periods set forth in this Section I which are intended to begin upon the commencement of such Partner’s Garden Leave Period shall commence instead upon the termination of the Notice Period required under Section 5(c) of the Partner Agreement (as such Notice Period may be modified as a result of any waiver thereof by New LP).

E. Termination after Board Change of Control. Notwithstanding anything to the contrary in this Non-Competition Agreement, if the Partner’s service with New LP is terminated for any reason other than your resignation of service without Board Change Good Reason or your termination of service by New LP for Cause within 24 months following a “Board Change of Control” (as defined in the Partner Agreement), then (1) Section I-A and I-B of this Non-Competition Agreement and any non-competition or non-solicitation of clients/investors covenants applicable to you in any Governing Agreements, equity award agreements or otherwise shall expire and be of no force or effect immediately upon such termination, (2) Section I-C this Non-Competition Agreement and any non-solicitation of employees/consultants covenant applicable to you in any Governing Agreements, equity award agreements or otherwise shall expire six months following the termination by New LP of such Partner’s service and (3) the remedies set forth in Section IV-B and IV-C of this Non-Competition Agreement shall expire and be of no force or effect immediately upon such termination.

II. Confidentiality, Work Product & Intellectual Property

A. The Partner expressly agrees, at all times, during and subsequent to such Partner’s service with New LP, to maintain the confidentiality of, and not to disclose to or discuss with, any person any Confidential Information (as hereinafter defined), except (i) to the extent reasonably necessary or appropriate to perform such Partner’s duties and responsibilities as a Partner including, without limitation, furthering the interests of New LP and/or developing new business for New LP (provided that Confidential Information relating to (x) personnel matters related to any present or former employee, partner or member of New LP (including such Partner himself or herself), including compensation and investment arrangements, or (y) the financial structure, financial position or financial results of the New LP Entities, shall not be so used without the prior consent of New LP), (ii) with the prior written consent of New LP, (iii) to Partner’s counsel, spouse and/or tax, accounting and financial advisors; provided, that Partner undertakes that such counsel, spouse and tax, accounting and financial advisors will comply with the restrictions set forth in this Section II, or (iv) as otherwise required by law, regulation or legal process or by any regulatory or self-regulatory organization having jurisdiction; provided that a copy of the provisions set forth in Section I may be disclosed to a Partner’s prospective future employers upon request in connection with such Partner’s application for employment.

B. For purposes of this Non-Competition Agreement, “Confidential Information” means information concerning the business, affairs, operations, strategies, policies, procedures, organizational and personnel matters related to any present or former employee, partner or member of New LP (including the Partner himself or herself), including compensation and investment arrangements, terms of agreements, financial structure, financial position, financial results or other financial affairs, actual or proposed transactions or investments, investment results, existing or prospective clients or investors, computer programs or other confidential information related to the business of New LP or to its members, actual or prospective clients or investors (including funds managed by affiliates of New LP), their respective portfolio companies or other third parties. Such information may have been or may be provided in written or electronic form or orally. All of such information, from whatever source learned or obtained and regardless of New LP’s connection to the information, is referred to herein as “Confidential Information.” Confidential Information excludes information that has been made generally available to the public (although it does include any confidential information received by New LP from any clients), but information that when viewed in isolation may be publicly known or can be accessed by a member of the public will still constitute Confidential Information for these purposes if such information has become proprietary to New LP through New LP’s aggregation or interpretation of such information. Without limiting the foregoing, Confidential Information includes any information, whether public or not, which (1) represents, or is aggregated in such a way as to represent, or purport to represent, all or any portion of the investment results of, or any other information about the investment “track record” of, (a) New LP, (b) a business group of New LP, (c) one or more funds managed by New LP, or (d) any individual or group of individuals during their time at New LP, or (2) describes an individual’s role in achieving or contributing to any such investment results.

C. All work developed by you in the course of your engagement as a Partner of New LP is owned exclusively by New LP, including but not limited to, written materials, inventions, ideas, documentation, reports, processes, publications and research results (collectively, “New

LP Work Product”), and you agree not to duplicate in any manner whatsoever any New LP Work Product, other than in the ordinary course of your work for New LP. You hereby assign, to the maximum extent permitted by applicable law, all rights and intellectual property rights in New LP Work Product (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to New LP to the extent ownership of any such rights does not vest originally in New LP. You shall take all requested actions and execute all requested documents at New LP’s expense (but without further remuneration) to assist New LP in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of New LP’s rights in the New LP Work Product. If New LP is unable for any other reason to secure your signature on any document for this purpose, then you hereby irrevocably designate and appoint New LP and its Chief Legal Officer or designee as your agent and attorney in fact, to act for and in your behalf and stead to execute such document and do all other lawfully permitted acts in connection with the foregoing. In the event that your engagement as a Partner of New LP is terminated for any reason, you will return to New LP any New LP Work Product or copies thereof, as well as any documents, lists, computer-generated material, computer files or information in whatever form that the you have either received from New LP or have prepared for New LP during the course of your engagement as a Partner of New LP.

III. Non-Disparagement

The Partner agrees that, during and at any time after such Partner’s service with New LP, such Partner will not, directly or indirectly, through any agent or affiliate, make any disparaging comments or criticisms (whether of a professional or personal nature) to any individual or other third party (including without limitation any present or former member, partner or employee of New LP) or entity regarding New LP (or the terms of any agreement or arrangement of any New LP entity) or any of their respective affiliates, members, partners or employees, or regarding such Partner’s relationship with New LP or the termination of such relationship which, in each case, are reasonably expected to result in material damage to the business or reputation of New LP or any of its affiliates, members, partners or employees.

IV. Remedies

A. Injunctive Relief. The Partner acknowledges and agrees that New LP’s remedy at law for any material breach of the restrictive covenants herein would be inadequate and that for any material breach of such covenants, New LP, in addition to other remedies as may be available to it at law or in equity, or as provided for in this Non-Competition Agreement, shall be entitled to an injunction, restraining order or other equitable relief, without the necessity of posting a bond, restraining such Partner from committing or continuing to commit any violation of such covenants. The Partner agrees that proof shall not be required that monetary damages for material breach of the provisions of this Non-Competition Agreement would be difficult to calculate and that remedies at law would be inadequate.

B. Forfeiture of Founder Units and Founder Earn Out Units. In the event of any breach of the non-compete, non-solicitation or non-interference covenants in Sections I.A., I.B. and I.C. of this Non-Competition Agreement that are not cured within 30 days following written notice specifying any such breach in reasonable detail any of your Founder Units and Founder Earn-Out Units that are either unvested or have been vested for a period of two years or less will automatically be forfeited.

C. Forfeiture of Other Equity Interests. In the event of any breach of this Non-Competition Agreement, the Partner Agreement or any limited liability company agreement, partnership agreement or other governing document of New LP to which such Partner is a party, or any termination for Cause (as defined in Section 5 of the Partner Agreement) of such Partner’s services other than with respect to the Founder Units and Founder Earn-Out Units, (i) such Partner shall no longer be entitled to receive payment of any amounts that would otherwise be payable to such Partner following such Partner’s withdrawal as a Partner, member or partner, as the case may be, of New LP (including, without limitation, return of such Partner’s capital contributions), (ii) all of such Partner’s remaining Partner, member, partner or other interests (including, without limitation, carried interests) in New LP (whether vested or unvested and whether delivered or not yet delivered) shall immediately terminate and be null and void, (iii) all of the securities of New LP (whether vested or unvested and whether delivered or not yet delivered) held by or to be received by such Partner or such Partner’s personal planning vehicle(s) shall be forfeited, (iv) no further such interests or securities will be awarded to such Partner, and (v) all unrealized gains (by investment) related to such Partner’s side-by-side investments will be forfeited.

V. Amendment; Waiver

A. This Non-Competition Agreement may not be modified as to a Partner other than by a written agreement executed by such Partner and New LP, nor may any provision hereof be waived other than by a writing executed by New LP.

B. The waiver by New LP of any particular default by a Partner or any employee of New LP, shall not affect or impair the rights of New LP with respect to any subsequent default of the same or of a different kind by such Partner or any employee of New LP; nor shall any delay or omission by New LP to exercise any right arising from any default by such Partner affect or impair any rights that New LP may have with respect to the same or any future default by such Partner or any employee of New LP.

VI. Governing Law

This Non-Competition Agreement and the rights and duties hereunder shall be governed by and construed and enforced in accordance with the laws of the State of New York.

VII. Resolution of Disputes; Submission to Jurisdiction; Waiver of Jury Trial and Class Action

A. Any and all disputes, whether against New LP or any of its respective members, partners, officers, employees or agents, which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of the Partner Agreement, including this Non-Competition Agreement (including the validity, scope and enforceability of this arbitration provision) or otherwise relating to New LP (including, without limitation, any claim of discrimination in connection with such Partner’s tenure as a Partner, partner or member of

New LP or any aspect of any relationship between such Partner and New LP or any termination of such Partner’s services as such member or partner or of any aspect of any relationship between such Partner and New LP) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Non-Competition Agreement shall continue if reasonably possible during any arbitration proceedings.

Notwithstanding the provisions of this Section VII, New LP may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder and/or enforcing an arbitration award and, for the purposes of this Section VII.A, the Partner (i) expressly consents to the application of this Section to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Non-Competition Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Chief Legal Officer of New LP as such Partner’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Partner of any such service of process, shall be deemed in every respect effective service of process upon such Partner in any such action or proceeding.

B. THE PARTNER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF SECTION VII.A, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS NON-COMPETITION AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration or to confirm an arbitration award. The parties acknowledge that the forum designated by this Section VII.B will have a reasonable relation to this Non-Competition Agreement, and to the parties’ relationship with one another.

C. The Partner hereby waives, to the fullest extent permitted by applicable law, any objection which such Partner now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Sections VII.A and VII.B and agrees not to plead or claim the same. The Partner further waives, to the fullest extent permitted by applicable law, any right that may exist to a jury trial or to participation as a member of a class in any proceeding.

D. The Partner hereby agrees that such Partner shall not, nor shall such Partner allow anyone acting on such Partner’s behalf to, subpoena or otherwise seek to gain access to any financial statements or other confidential financial information relating to New LP, or any of its respective members, partners, officers, employees or agents, except as specifically permitted by the terms of this Non-Competition Agreement or by the provisions of any limited liability company agreement, partnership agreement or other governing document of New LP to which such Partner is a party; provided, that in any proceeding referred to in this Section VII, the Partner shall have the right to use firm financial statements previously provided to such Partner to the extent expressly provided in Section II of this Non-Competition Agreement.

VIII. Entire Agreement

This Non-Competition Agreement contains the entire agreement between the parties with respect to the subject matter herein and supersedes all prior oral and written agreements between the parties pertaining to such matters.

IX. Severability

If any provision of this Non-Competition Agreement shall be held or deemed to be invalid, illegal or unenforceable in any jurisdiction for any reason, the invalidity of that provision shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or of rendering any other provisions herein unenforceable, but the invalid provision shall be substituted with a valid provision which most closely approximates the intent and the economic effect of the invalid provision and which would be enforceable to the maximum extent permitted in such jurisdiction or in such case.

IX. Conditionality

Except as expressly provided below, the terms and conditions of this Non-Competition Agreement shall be conditioned upon the consummation of the Closing. If the “Transaction Agreement” (as defined in the Partner Agreement) is terminated prior to the Closing, then no person shall have any obligation or rights under this Noncompetition Agreement, except that you will be subject to the obligations set forth in the Partner Non-Competition and Non-Solicitation Agreement (and New LP and its affiliates will be entitled to enforce such obligations) if the Transaction Agreement is terminated by Blackstone prior to the Closing following your resignation of your employment or services with the Partnership.

Remainder of Page Intentionally Left Blank

WHEREOF, the parties hereto have duly executed this Partner Non-Competition and Non-Solicitation Agreement as of the date first above written.

NEW ADVISORY L.P.

By:	NEW ADVISORY GP L.L.C., its general partner
	By:	Blackstone Holdings I L.P., as sole member
	By:	Blackstone Holdings I/II GP Inc., as general partner

		By:	/s/ Laurence A. Tosi
Name: Laurence A. Tosi
Title: Chief Financial Officer

Agreed and accepted as of the date first above written:

By:	/s/ Paul J. Taubman
(Please sign above)

Print Name: Paul J. Taubman

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